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                           October 6, 2020

       Eric Dosch
       Chief Financial Officer
       First Guaranty Bancshares, Inc.
       400 East Thomas Street
       Hammond, Louisiana 70401

                                                        Re: First Guaranty
Bancshares, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 30,
2020
                                                            File No. 333-249169

       Dear Mr. Dosch:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance